Exhibit (11)

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

October 19, 2015

Pacific Funds Series Trust

700 Newport Center Drive, P.O. Box 7500

Newport Beach, CA 92660

Re:	Registration Statement on Form N-14

(Pacific Funds Large-Cap, a series of Pacific Funds Series Trust)

Ladies and Gentlemen:

We have acted as counsel to the Pacific Funds Series Trust, a statutory trust duly organized and validly existing under the laws of the State of Delaware (the “Trust”), and we have a general familiarity with the Trust’s business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the acquisition by Pacific Funds Large-Cap, a series of the Trust (the “Series”), of the assets of the Rothschild U.S. Large-Cap Core Fund, a series of the Professionally Managed Portfolios, which will be registered on a Form N-14 Registration Statement (the “Registration Statement”), to be filed by the Trust with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of, and subject to, the foregoing, it is our opinion that the authorized shares of beneficial interest of the Series of the Trust being registered under the 1933 Act in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid and non-assessable by the Trust when issued in connection with the transfer of the assets of the Rothschild U.S. Large-Cap Core Fund pursuant to the terms of the form of Agreement and Plan of Reorganization included in the Registration Statement.

The opinion expressed herein is limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. The opinion expressed herein is solely for your

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benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP